Exhibit 4.1

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
between
BLUEKNIGHT ENERGY PARTNERS, L.P.,
ERGON ASPHALT & EMULSIONS, INC.,
ERGON TERMINALING, INC.,
and
ERGON ASPHALT HOLDINGS, LLC,
dated as of December 1, 2017

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This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, dated as of December 1, 2017 (this “Agreement”), is entered into by and between Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“EA&E”), Ergon Terminaling, Inc., a Mississippi corporation (“ETI”), and Ergon Asphalt Holdings, LLC, a Delaware limited liability company (“EAH,” and collectively with ETI and EA&E, the “Purchasers”).
WHEREAS, the Partnership and the Purchasers are parties to a Registration Rights Agreement, dated as of October 5, 2016 (the “Prior Agreement”), and wish to enter into this Agreement to amend, restate, supersede and replace the Prior Agreement in its entirety;
WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to that certain Contribution Agreement, dated as of July 19, 2016, by and among the Partnership, the Purchasers and BKEP Terminal Holding, L.L.C., a Texas limited liability company (the “Contribution Agreement”);
WHEREAS, the Partnership has also agreed to provide the registration and other rights set forth in this Agreement for the benefit of EA&E pursuant to that certain Purchase & Sale Agreement, dated as of November 22, 2017, by and among the Partnership, BKEP Materials, L.L.C., BKEP Asphalt, L.L.C., EA&E and ETI (the “Purchase Agreement”);
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree that the Prior Agreement shall be amended, restated, superseded and replaced in its entirety to read as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Contribution Agreement. As used in this Agreement, the following terms have the meanings indicated:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise.
“Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.
“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized or required to close in the State of Texas.
“Commission” means the Securities and Exchange Commission.
“Common Unit” shall have the meaning specified in the Partnership’s Fourth Amended and Restated Agreement of Limited Partnership, dated September 14, 2011.

“Contribution Agreement” shall have the meaning specified in the recitals of this Agreement.
“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.
“Conversion Common Units” means the Common Units issuable upon the conversion of the Issued Series A Units issued pursuant to the Contribution Agreement.
“Effective Date” means, with respect to a particular Shelf Registration Statement, the date of effectiveness of such Shelf Registration Statement.
“Effectiveness Period” shall have the meaning specified in Section 2.01(a) of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934.
“Filing Date” shall have the meaning specified in Section 2.01(a) of this Agreement.
“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority having competent jurisdiction.
“Holder” means a record holder of Registrable Securities.
“Included Registrable Securities” shall have the meaning specified in Section 2.02(a) of this Agreement.
“Issued Common Units” shall have the meaning specified in the Contribution Agreement.
“Issued Series A Units” shall have the meaning specified in the Contribution Agreement.
“Issued Units” shall have the meaning specified in the Purchase Agreement.
“Launch Date” shall have the meaning specified in Section 2.02(b) of this Agreement.
“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now or hereinafter in effect.

“Losses” shall have the meaning specified in Section 2.08(a) of this Agreement.
“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.
“Opt-Out Notice” shall have the meaning specified in Section 2.02(a) of this Agreement.
“Other Holders” shall have the meaning specified in Section 2.02(c) of this Agreement.
“Overnight Underwritten Offering” shall have the meaning specified in Section 2.02(b) of this Agreement.
“Partnership” shall have the meaning specified in the introductory paragraph of this Agreement.
“Person” means any individual or entity, including any firm, corporation, partnership (general or limited), limited liability company, trust, joint venture, Governmental Authority or other entity.
“Piggyback Offering” shall have the meaning specified in Section 2.02(a) of this Agreement.
“Pricing Date” shall have the meaning specified in Section 2.02(b) of this Agreement.
“Primary Offering” shall have the meaning specified in Section 2.04(n) of this Agreement.
“Prior Agreement” shall have the meaning specified in the recitals of this Agreement.
“Purchase Agreement” shall have the meaning specified in the recitals of this Agreement.
“Purchasers” shall have the meaning specified in the introductory paragraph of this Agreement.
“Registrable Securities” means the Issued Common Units, the Conversion Common Units and the Issued Units.
“Registration Expenses” shall have the meaning specified in Section 2.07(a) of this Agreement.
“Securities Act” means the Securities Act of 1933.
“Selling Expenses” shall have the meaning specified in Section 2.07(a) of this Agreement.

“Selling Holder” means a Holder who is selling Registrable Securities under a registration statement pursuant to the terms of this Agreement.
“Selling Holder Documentation” shall have the meaning specified in Section 2.02(b) of this Agreement.
“Shelf Registration Statement” means a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 of the Securities Act (or any similar provision then in force under the Securities Act).
“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Units are sold to an underwriter on a best efforts or firm commitment basis for reoffering to the public.
“Underwritten Offering Filing” shall have the meaning specified in Section 2.02(a) of this Agreement.
“Underwritten Offering Request” shall have the meaning specified in Section 2.03(a) of this Agreement.
“Unit Purchase Price” means (i) with respect to the Conversion Common Units, $7.15 and (ii) with respect to the Issued Common Units and the Issued Units, the Common Purchase Price (as defined in the Contribution Agreement).
Section 1.02    Registrable Securities. Any Registrable Security will cease to be a Registrable Security at the earliest of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such registration statement; (b) when such Registrable Security has been disposed of pursuant to Rule 144 (or any similar provision then in force) under the Securities Act; (c) when such Registrable Security is held by the Partnership or one of its subsidiaries; and (d) when such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to the terms of this Agreement.
ARTICLE II
REGISTRATION RIGHTS
Section 2.01    Shelf Registration.
(a)    Shelf Registration. At any time and from time, as soon as practicable following the Partnership’s receipt of written notice from the Purchasers requesting the filing of a Shelf Registration Statement, the Partnership shall prepare and file a Shelf Registration Statement under the Securities Act covering Registrable Securities then outstanding; provided, however, that the right of the Purchasers to request such filing shall expire at any time that the Purchasers and their Affiliates owns less than 10% of the aggregate Conversion Common Units issued to the Purchasers and their Affiliates. If the Shelf Registration Statement is not automatically effective upon filing, the Partnership shall use its reasonable best efforts to cause the Shelf Registration Statement to become effective as soon as reasonably practicable, but in any event not later than 180 days after the date of the filing of such Shelf Registration Statement (the “Filing Date”). A Shelf Registration Statement filed pursuant to this Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from a Shelf Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the reasonable judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Partnership shall use its reasonable best efforts to include such information in the prospectus supplement. The Partnership will use its reasonable best efforts to cause a Shelf Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective under the Securities Act from the Effective Date until the earliest date on which any of the following occurs: (i) all Registrable Securities covered by such Shelf Registration Statement have been distributed in the manner set forth and as contemplated in such Shelf Registration Statement, (ii) there are no longer any Registrable Securities outstanding and (iii) two years from the Effective Date of such Shelf Registration Statement (the “Effectiveness Period”). The Partnership covenants that a Shelf Registration Statement when it becomes or is declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Shelf Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the Effective Date of a Shelf Registration Statement, but in any event within three Business Days of such date, the Partnership will notify the Selling Holders of the effectiveness of such Shelf Registration Statement.
(b)    Maximum Shelf Registration Requests; Delay Rights.
(i)    Notwithstanding anything to the contrary contained in this Agreement, the Partnership shall not be obligated to file or effect more than three Shelf Registration Statements (including any post-effective amendments to such Shelf Registration Statement filed for the primary purpose of including Selling Holders or adding Conversion Common Units to such Shelf Registration Statement) pursuant to Section 2.01 of this Agreement. The Purchasers (or their transferees) shall have the right to effect no more than three Shelf Registration Statements (including any post-effective amendments to such Shelf Registration Statement filed for the primary purpose of including Selling Holders or adding Conversion Common Units to such Shelf Registration Statement) pursuant to Section 2.01 of this Agreement.
(ii)    Notwithstanding anything to the contrary contained in this Agreement, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in a Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus that is a part of such Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if (A) the Partnership is

pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (B) the Partnership has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Partnership, would materially and adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to the Shelf Registration Statement for a period that exceeds an aggregate of 60 days in any 180 day period or 90 days (exclusive of days covered by any lock-up agreement executed by a Selling Holder in connection with any Underwritten Offering by the Partnership or a Selling Holder) in any 365 day period. Upon disclosure of such information or the termination of the conditions described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.
Section 2.02    Piggyback Rights.
(a)    Underwritten Offering Piggyback Rights. Except as provided in Section 2.02(b), if at any time the Partnership proposes to file (i) during any time in which the Purchasers have the right to request the filing of a Shelf Registration Statement pursuant to Section 2.01, a registration statement, other than a shelf registration statement, or (ii) during any Effectiveness Period, a prospectus supplement to an effective shelf registration statement, other than a Shelf Registration Statement contemplated by Section 2.01, in either case (i) or (ii), for the sale of Common Units in an Underwritten Offering for its own account, then, as soon as practicable but not less than three Business Days prior to the filing of (A) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) of the Securities Act, (B) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) of the Securities Act (if no preliminary prospectus supplement is used) or (C) such registration statement (other than a shelf registration statement), as the case may be (an “Underwritten Offering Filing”), the Partnership shall give notice of such proposed Underwritten Offering to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing (a “Piggyback Offering”); provided, however, that the Partnership shall not be required to offer such opportunity to Holders if (aa) the Holders do not offer a minimum of $10 million of Registrable Securities, in the aggregate (determined by multiplying the number of Registrable Securities held by the participating Holders by the average of the closing price for Common Units for the 10 trading days preceding the date of such notice) or (bb) the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Units, in which case the amount of Registrable Securities to be offered for the accounts of participating Holders shall be determined based on the provisions of Section 2.02(c) of this Agreement. Each Holder shall keep any information relating to any such Underwritten Offering confidential and shall not disseminate or in any way disclose such information. Except as provided in Section 2.02(b), each Holder shall then have two Business

Days from the date of such notice to request inclusion of its Registrable Securities in the Piggyback Offering. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such Piggyback Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership shall give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay of the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at least one Business Day prior to the time of pricing of such Underwritten Offering. Each Holder’s rights under this Section 2.02(a) shall terminate when such Holder holds less than $10 million of Registrable Securities (based on the Unit Purchase Price). Notwithstanding the foregoing, any Holder may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing.
(b)    Overnight Underwritten Offering Piggyback Rights. If at any time during any Effectiveness Period the Partnership proposes to make an Underwritten Offering Filing and such Underwritten Offering is expected to be effected by launching an Underwritten Offering after the close of trading on one trading day (the “Launch Date”) and pricing the Underwritten Offering before the open of trading on the next succeeding trading day (the “Pricing Date” and, such execution format, an “Overnight Underwritten Offering”), then no later than three Business Days after the Partnership engages a Managing Underwriter for the proposed Overnight Underwritten Offering, (x) the Partnership shall notify the Holders of the pendency of the Overnight Underwritten Offering and (y) if the Holders propose to include Registrable Securities in the Overnight Underwritten Offering, then the Managing Underwriter of the Overnight Underwritten Offering shall, no later than the 10th Business Day prior to the expected Launch Date, provide to the Selling Holders all of the documentation customarily required for the inclusion of Registrable Securities in the Overnight Underwritten Offering, including, without limitation, a custody agreement and power-of-attorney and Selling Holders’ customary representations and warranties (collectively, the “Selling Holder Documentation”). To include Registrable Securities in an Overnight Underwritten Offering, each Selling Holder shall, subject to receipt of notice of the Overnight Underwritten Offering and Selling Holder Documentation within the time periods set forth above, (A) complete its review and return the Selling Holder Documentation, with such revisions as have been agreed to by the Partnership (such agreement not to be unreasonably withheld) and the Selling Holder, at least seven Business Days prior to the expected Launch Date, (B) place the Registrable Securities eligible for inclusion in an Overnight Underwritten Offering into the custody of the Partnership’s transfer agent at least five Business Days prior to the expected Launch Date, (C) agree to participate following reasonable notice in any due diligence calls arranged by the Managing Underwriter of an Overnight Underwritten Offering on the expected Launch Date, the Pricing Date or in advance of the closing of an Overnight Underwritten Offering and any over-allotment option closing, and

(D) unconditionally waive any right to withdraw any Registrable Securities placed into the custody of the Partnership’s transfer agent for inclusion in an Overnight Underwritten Offering within three Business Days of the expected Launch Date, whether on the basis of the offering price, underwriter discount, or for any other reason; provided, however, that the Partnership shall not be required to offer such opportunity to Holders if (aa) the Holders do not offer a minimum of $10 million of Registrable Securities, in the aggregate (determined by multiplying the number of Registrable Securities held by the participating Holders by the average of the closing price for Common Units for the 10 trading days preceding the date of such notice) or (bb) the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Units, in which case the amount of Registrable Securities to be offered for the accounts of participating Holders shall be determined based on the provisions of Section 2.02(c) of this Agreement. If, at any time after giving written notice of its intention to undertake an Overnight Underwritten Offering and prior to the closing of such Overnight Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Overnight Underwritten Offering, the Partnership shall give written notice of such determination to the Selling Holders and, (i) in the case of a determination not to undertake such Overnight Underwritten Offering, shall be relieved of its obligation to sell any Registrable Securities held by the Selling Holders in connection with such terminated Overnight Underwritten Offering, and (ii) in the case of a determination to delay such Overnight Underwritten Offering, shall be permitted to delay offering any Registrable Securities held by the Selling Holders for the same period as the delay of the Overnight Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Overnight Underwritten Offering by giving written notice to the Partnership of such withdrawal at least three Business Days prior to the Launch Date. Each Holder’s rights under this Section 2.02(b) shall terminate when such Holder holds less than $10 million of Registrable Securities (based on the Unit Purchase Price). Notwithstanding the foregoing, any Holder may deliver an Opt-Out Notice to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Overnight Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing.
(c)    Priority of Piggyback Rights. In connection with an Underwritten Offering contemplated by Section 2.02(a) or Section 2.02(b), if the Managing Underwriter or Underwriters of such Underwritten Offering advises the Partnership that the total amount of Common Units that the Selling Holders and any other Persons intend to include in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Common Units that such Managing Underwriter or Underwriters advises the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first to the Partnership, (ii) second pro rata among the Selling Holders and any other Persons who have been or are granted registration rights prior to, on or after the date of this Agreement who have requested participation in the Underwritten Offering (the “Other Holders”) based, for each such Selling Holder or Other Holder, on the percentage derived by dividing (A) the number of Common Units proposed to be sold by such Selling Holder(s) and such Other Holders in such Underwritten Offering; by (B) the aggregate number of Common Units proposed to be sold by all Selling Holders and all Other Holders in the Underwritten Offering.
Section 2.03    Underwritten Offering.
(a)    Request for Underwritten Offering. In the event that a Selling Holder (together with any Affiliates that are Selling Holders) elects to dispose of Registrable Securities under a Shelf Registration Statement pursuant to an Underwritten Offering and reasonably anticipates gross proceeds of greater than $25 million from such Underwritten Offering of Registrable Securities, the Partnership shall, at the request of such Selling Holder (each, an “Underwritten Offering Request”), enter into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities in customary form, and shall take all such other reasonable actions as are requested by the Managing Underwriter to expedite or facilitate the disposition of the Registrable Securities; provided, however, that the Partnership shall not be required to effect more than four Underwritten Offerings pursuant to Section 2.03 of this Agreement, and the Holders shall be limited to one Underwritten Offering Request in any 180 day period.
(b)    General Procedures. In connection with any Underwritten Offering (i) under Section 2.02 of this Agreement, the Partnership shall be entitled to select the Managing Underwriter or Underwriters and (ii) under Section 2.03(a) of this Agreement, the Selling Holders (by a majority in interest of the Registrable Securities to be sold in such Underwritten Offering) shall be entitled to select the Managing Underwriter or Underwriters. In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and the Partnership shall be obligated to enter into an underwriting agreement with the Managing Underwriter or Underwriters that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of equity securities. No Selling Holder may participate in an Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers-of-attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Partnership to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by Law. If any Selling Holder disapproves of the terms of an Underwritten Offering, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made at least one Business Day prior to the pricing of such Underwritten Offering to be effective. No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses. Upon the receipt by the Partnership of a written request from the Holders of at least $50 million of Common Units that are participating in an

Underwritten Offering, the Partnership’s management shall be required to participate in a roadshow or similar marketing effort in connection with that Underwritten Offering; provided, that management: (i) is given at least 30 days notice prior to the commitment of any roadshow or similar marketing effort; (ii) agrees to the proposed commencement date of any roadshow or similar marketing effort; and (iii) is not required to participate in any roadshow or similar marketing effort for more than the time reasonably requested by the Managing Underwriter.
Section 2.04    Sale Procedures. In connection with its obligations under this Article II, the Partnership will, as expeditiously as possible:
(a)    prepare and file with the Commission such amendments and supplements to a Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Shelf Registration Statement effective for its Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Shelf Registration Statement;
(b)    furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Shelf Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) an electronic copy of such Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;
(c)    if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by a Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or “blue sky” laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership shall not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
(d)    notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of a Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to such Shelf Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;
(e)    notify each Selling Holder and each underwriter of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, or any supplemental amendment thereto, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of such Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
(f)    upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
(g)    in the case of an Underwritten Offering, furnish upon request, (i) an opinion letter of counsel for the Partnership dated the date of the closing under the underwriting agreement, including a standard “10b-5” letter and (ii) a “cold comfort” letter dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus included therein and any supplement thereto) and as are customarily covered in opinion letters of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten offerings of equity securities;
(h)    otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable,

an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;
(i)    make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and the Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership reasonably satisfactory to the Partnership;
(j)    cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system, if any, on which similar securities issued by the Partnership are then listed;
(k)    use its reasonable best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;
(l)    provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;
(m)    enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, to expedite or facilitate the disposition of such Registrable Securities; and
(n)    (i) cooperate with a Selling Holder if such Selling Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the registration statement in respect of any registration of the Registrable Securities of such Selling Holder pursuant to this Agreement, and any amendment or supplement thereof (any such registration statement or amendment or supplement a “Primary Offering”), in allowing such Selling Holder to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof and (ii) permit legal counsel to such Selling Holder to review and comment upon any such Primary Offering at least five Business Days prior to its filing with the Commission and all amendments and supplements to any such Primary Offering within a reasonable number of days prior to their filing with the Commission and not file any Primary Offering or amendment or supplement thereto in a form to which such Selling Holder’s legal counsel reasonably objects in writing.
Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (e) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.04 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will deliver, or will request the Managing Underwriter or underwriters, if any, to deliver to the Partnership all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus and any prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.
If reasonably requested by a Selling Holder, the Partnership shall: (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Shelf Registration Statement or any other registration statement contemplated by this Agreement.
Section 2.05    Cooperation by Holders. It shall be a condition precedent to the obligations of the Partnership to include Registrable Securities of a Holder in a Shelf Registration Statement or in an Underwritten Offering under Article II of this Agreement that such Selling Holder shall timely furnish such information regarding itself, the Registrable Securities held by it, and the intended method(s) of disposition of such securities as shall be required for such Shelf Registration Statement or prospectus supplement, as applicable, to comply with the Securities Act.
Section 2.06    Restrictions on Public Sale by Holders of Registrable Securities. During the Effectiveness Period, each Holder of Registrable Securities agrees not to effect any public sale or distribution of the Registrable Securities during the 60 calendar day period beginning on the date that a prospectus supplement or other prospectus (including any free writing prospectus) is filed with the Commission with respect to an Underwritten Offering of equity securities of the Partnership; provided, that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the officers, directors or any other unitholder of the Partnership on whom a restriction is imposed in connection with such public offering; provided, further, that this Section 2.06 shall apply only to a Selling Holder (together with any Affiliates that are Selling Holders) that holds at least $25 million of Registrable Securities, in the aggregate (determined by multiplying the number of Registrable Securities held by the participating Holders by the average of the closing price for Common Units for the 10 trading days preceding the date of such filing).
Section 2.07    Expenses
(a)    Certain Definitions. “Registration Expenses” means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities in a Shelf Registration Statement pursuant to Section 2.01 or an Underwritten Offering pursuant to Section 2.03 and the disposition of such securities, including, without limitation, all customary registration, filing, securities exchange listing and NASDAQ fees or fees of any other national securities exchange or over-the-counter market upon which the Common Units trade, all customary registration, filing, qualification and other fees and expenses of complying with securities or “blue sky” laws, fees of the Financial Industry

Regulatory Authority, Inc., fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel to the Partnership and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters and legal opinions required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions (and similar fees or arrangements associated with) and transfer taxes allocable to the sale of the Registrable Securities.
(b)    Expenses. The Partnership will pay all reasonable Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering, whether or not any sale is made pursuant to the related registration statement. Except as otherwise provided in Section 2.08, the Partnership shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights and obligations under this Agreement hereunder, or for any Selling Expenses. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities.
Section 2.08    Indemnification.
(a)    By the Partnership. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, employees, agents and managers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, and its directors, officers, employees, agents and managers, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in the light of the circumstances under which such statement is made) contained in a Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any free writing prospectus related thereto, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder, such underwriter or such controlling Person in writing specifically for use in the Shelf Registration Statement or such other registration statement, free writing prospectus or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such

Selling Holder or any such director, officer, employee, agent, manager or controlling Person, and shall survive the transfer of such securities by such Selling Holder.
(b)    By Each Selling Holder. Each Selling Holder agrees to indemnify and hold harmless the Partnership, its directors, officers, employees and agents and each Person, if any, who controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any free writing prospectus related thereto, or any amendment or supplement thereof; provided, however, that the liability of each Selling Holder by way of indemnity under this Section 2.08(b) or contribution under Section 2.08(d) shall not be greater in amount than the dollar amount of the proceeds (net of Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Partnership or any such director, officer, employee, agent, manager or controlling Person, and shall survive the transfer of such securities by such Selling Holder.
(c)    Notice. Promptly after any indemnified party has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the indemnified party believes in good faith is an indemnifiable claim under this Agreement, the indemnified party shall give the indemnifying party written notice of such claim but failure to so notify the indemnifying party will not relieve the indemnifying party from any liability it may have to such indemnified party hereunder except to the extent that the indemnifying party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable out-of-pocket expenses and fees of such separate counsel and other reasonable out-of-pocket expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, the indemnifying party shall not settle any indemnified claim without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.

(d)    Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification; and provided, further, that in no event will a Selling Holder’s liability pursuant to this Section 2.08(d) when combined with amounts paid or payable under Section 2.08(b) exceed the proceeds (net of Selling Expenses) received by such Selling Holder. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
(e)    Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to Law, equity, contract or otherwise.
Section 2.09    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its reasonable best efforts to:
(a)    make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;
(b)    file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and
(c)    so long as a Holder owns any Registrable Securities, furnish, unless otherwise available at no charge by access electronically to the Commission’s EDGAR filing system, to such Holder forthwith upon request (i) a copy of the most recent annual or quarterly report of the Partnership, and (ii) such other reports and documents so filed with the Commission as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.
Section 2.10    Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Securities granted to the Purchasers by the Partnership under this Article II may be transferred or assigned by a Holder to a transferee or assignee; provided, that (i) the transferee or assignee is an Affiliate of the applicable Purchaser or (ii) there is transferred to such transferee at least $10 million of Registrable Securities (based on the Unit Purchase Price). The transferor shall give written notice to the Partnership at least 10 Business Days prior to any said transfer or assignment, setting forth the information required under Section 3.01 of this Agreement for each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and each such transferee shall agree in writing to be subject to all the terms and conditions of this Agreement.
ARTICLE III
MISCELLANEOUS
Section 3.01    Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
Notice to the Partnership:

Blueknight Energy Partners, L.P.
Two Warren Place
6120 South Yale Avenue, Suite 500
Tulsa, Oklahoma 74136
Fax: (918) 237-4001
Email: astallings@bkep.com
Attn: Chief Financial Officer

With copies to (which shall not constitute notice):
Jackson Walker LLP
2323 Ross Avenue, Suite 600
Dallas, Texas 75201
Fax: (214) 661-6629
Email: acrow@jw.com
Attn: Alden Crow
and
Potter Anderson Corroon LLP
1313 North Market Street, 6th Floor

P.O. Box 951
Wilmington, Delaware 19801
Fax: (302) 778-6204
Email: tmullen@potteranderson.com
Attn: Thomas A. Mullen
Notice to the Purchasers:
Ergon Asphalt Holdings, LLC
c/o Ergon, Inc.
P.O. Box 1639,
Jackson, MS 39215-1639
Attention: A. Patrick Busby, Executive Vice President and Chief Financial Officer
Facsimile: (601) 933-3371
Email: pat.busby@ergon.com

With copies to (which shall not constitute notice):

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Fax: (713) 229-7734
Email: gerald.spedale@bakerbotts.com
Attn: Andrew J. Ericksen
Facsimile: (713) 229-2793
Email: aj.ericksen@bakerbotts.com
and
Watson Heidelberg Jones PLLC
P. O. Box 23546
Jackson, MS 39225
Attention: J. Kevin Watson
Facsimile: (601) 932-4400
Email: kwatson@whjpllc.com
or, if to a transferee of a Purchaser, to the transferee at the addresses provided pursuant to Section 2.10 above. Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, facsimile, ordinary mail, or electronic mail). Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 3.02    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.03    Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
Section 3.04    Recapitalization, Exchanges, Etc. Affecting the Registrable Securities. The provisions of this Agreement shall apply to the fullest extent set forth herein with respect to any and all units of the Partnership or any successor or assignee of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, splits, recapitalizations and the like occurring after the date of this Agreement.
Section 3.05    Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
Section 3.06    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
Section 3.07    Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement
Section 3.08    Governing Law, Submission to Jurisdiction. This Agreement and the performance of the transactions contemplated hereby and obligations of the parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles. Each of the parties agrees that this Agreement (i) involves at least $100,000.00 and (ii) has been entered into by the parties in express reliance on 6 Del. C. § 2708. Each of the parties hereby irrevocably and unconditionally agrees (A) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (B)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties of the name and address of such agent, and (2) that service of process may, to the fullest extent permitted by law, also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (B)(1) or (2) above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 3.09    Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 3.10    Severability of Provisions. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof, if both the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner adverse to any party.
Section 3.11    Entire Agreement. This Agreement and the certificates, documents, instruments and writings, if any, that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. There are no third party beneficiaries having rights under or with respect to this Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended, restated, superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.
Section 3.12    Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall adversely affect the rights of any Holder hereunder without the consent of such Holder.
Section 3.13    No Presumption. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.
Section 3.14    Obligations Limited to Parties to this Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than each Purchaser, its respective permitted assignees and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of the Partnership and the Purchasers may be a corporation, partnership, limited liability company or other entity, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Partnership, the Purchasers or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise by incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Partnership, the Purchasers or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Partnership, the Purchasers or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any assignee of a Holder.
Section 3.15    Interpretation. Article and Section references in this Agreement are references to the corresponding Article and Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by the Partnership under this Agreement, such action shall be in the Partnership’s sole discretion unless otherwise specified.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

BLUEKNIGHT ENERGY PARTNERS, L.P.

By:	Blueknight Energy Partners G.P., L.L.C
its general partner

By:	/s/ Alex G. Stallings
Alex G. Stallings
Chief Financial Officer and Secretary

ERGON ASPHALT & EMULSIONS, INC.

By:	/s/ J. Baxter Burns, II
Name:	J. Baxter Burns, II
Title:	President

ERGON TERMINALING, INC.

By:	/s/ Joel Pastorek
Name:	Joel Pastorek
Title:	President

ERGON ASPHALT HOLDINGS, LLC

By:	/s/ J. Baxter Burns, II
Name:	J. Baxter Burns, II
Title:	President

[Signature Page to Amended and Restated Registration Rights Agreement]